EXHIBIT 2
GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	At	At
	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$214,348	$197,825
Available-for-sale securities	6,292	–
Accounts receivable, net	6,621	6,665
Receivables from sales representatives	11,237	12,303
Inventory	1,145	1,108
Prepaid expenses and other current assets	15,392	15,333
Deferred tax assets	46	46

Total Current Assets	255,081	233,280

Property and equipment, net	37,029	35,352
Long term investments	100	100
Bonds held to maturity, at amortized cost	101	99
Deferred tax assets — long term	202	196
Other assets	2,141	2,781

Total Assets	$294,654	$271,808

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,592	$5,577
Deferred income and customers’ prepayments	81,363	78,141
Accrued liabilities	11,847	12,546
Income taxes payable	826	694

Total Current Liabilities	100,628	96,958

Deferred income and customers’ prepayments — long term	5,458	4,934
Deferred tax liability	296	283

Total Liabilities	106,382	102,175

Non-controlling interest	5,795	4,940

Shareholders’ equity:
Common shares, US$0.01 par value; 75,000,000 shares authorized; 46,702,092 (2007: 46,572,092) shares issued and outstanding	467	466
Additional paid in capital	134,768	133,987
Retained earnings	45,454	28,829
Accumulated other comprehensive income	1,788	1,411

Total Shareholders’ Equity	182,477	164,693

Total Liabilities and Shareholders’ Equity	$294,654	$271,808

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Online and other media services (Note 1)	$36,884	$30,534	$70,416	$59,579
Exhibitions	25,259	20,883	31,220	25,699
Miscellaneous	1,517	1,128	2,638	2,214

	63,660	52,545	104,274	87,492

Operating Expenses:
Sales (Note 2)	20,557	17,666	32,873	28,802
Event production	10,074	9,464	11,079	10,077
Community (Note 2)	9,406	7,435	15,449	12,708
General and administrative (Note 2)	12,839	11,492	24,067	21,445
Online services development (Note 2)	1,502	1,300	2,981	2,586
Amortization of software costs	57	40	97	80

Total Operating Expenses	54,435	47,397	86,546	75,698

Income from Operations	9,225	5,148	17,728	11,794

Interest and dividend income	649	1,724	1,946	3,116
Loss on investment, net	–	(1,846)	–	(1,846)
Foreign exchange gains (losses), net	(1,039)	(190)	(1,295)	(464)

Income before Income Taxes	8,835	4,836	18,379	12,600
Income Tax Expense	(188)	(338)	(421)	(557)

Net Income before Non-controlling Interest	$8,647	$4,498	$17,958	$12,043

Non-controlling interest	(227)	(308)	(1,333)	(1,325)

Net Income	$8,420	$4,190	$16,625	$10,718

Basic net income per common share	$0.18	$0.09	$0.36	$0.23

Diluted net income per common share	$0.18	$0.09	$0.35	$0.23

Common shares used in basic net income per common share calculations	45,497,517	45,001,877	45,436,638	44,985,718

Common shares used in diluted net income per common share calculations	45,540,748	45,146,391	45,493,829	45,113,770

Basic net income per non-vested restricted share	$0.18	$0.09	$0.36	$0.23

Diluted net income per non-vested restricted share	$0.18	$0.09	$0.35	$0.23

Non-vested restricted shares used in basic net income per non-vested restricted share calculations	1,204,585	1,570,215	1,223,801	1,563,110

Non-vested restricted shares used in diluted net income per non-vested restricted share calculations	2,002,788	1,893,520	1,941,126	1,729,887

Note : 1. Online and other media services consists of:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Online services	$24,104	$18,492	$46,034	$35,762
Print services	12,780	12,042	24,382	23,817

	$36,884	$30,534	$70,416	$59,579

Note : 2.	Non-cash compensation expenses associated with the several employee equity compensation plans and Directors Purchase Plan included under various categories of expenses are as follows:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$585	$1,519	$(808)	$1,386
Community	165	17	180	102
General administrative	647	1,135	400	1,645
Online services development	77	98	125	160

	$1,474	$2,769	$(103)	$3,293

GLOBAL SOURCES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

	Six months ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$16,625	$10,718
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,611	2,154
Accretion of U.S. Treasury strips zero % coupons	(2)	(8)
Provision for doubtful debts	66	100
Non-cash compensation expense (credit)	(103)	3,293
Income attributable to non-controlling shareholder	1,333	1,325
Equipment written off	4	4
Impairment of investment	–	2,301
Exchange rate realignment	35	–

	20,569	19,887

Changes in assets and liabilities:
Accounts receivables	(22)	821
Receivables from sales representatives	1,071	3,332
Inventory	(37)	(276)
Prepaid expenses and other current assets	(23)	445
Long term assets	647	(1,688)
Accounts payable	958	(638)
Accrued liabilities and liabilities for incentive and bonus plans	(751)	(848)
Deferred income and customer prepayments	3,724	9,051
Tax liability	108	276

Net cash provided by operating activities	26,244	30,362

Cash flows from investing activities:
Purchase of property and equipment	(3,616)	(8,636)
Purchase of available-for-sale securities	(6,467)	–
Proceeds from sale of available-for-sale securities	–	8

Net cash used in investing activities	(10,083)	(8,628)

Cash flows from financing activities:
Amount received towards directors purchase plan	886	422
Payment of dividend to non-controlling shareholder by a subsidiary	(479)	–

Net cash generated from financing activities	407	422

Effect of exchange rate changes on cash equivalents	(45)	–
Net increase in cash and cash equivalents	16,568	22,156
Cash and cash equivalents, beginning of the period	197,825	135,093

Cash and cash equivalents, end of the period	$214,348	$157,249

Supplemental cash flow disclosures:
Income tax paid	$282	$281